Exhibit 99.1

Contact:

Carol D. DeGuzman

Telik, Inc.

650 238 3370

Cell 510 381 4235

TELIK ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN

South San Francisco, November 2, 2001 – Telik, Inc. (Nasdaq: TELK) announced today that its Board of Directors has adopted a Stockholder Rights Plan under which all stockholders of record as of November 14, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Telik stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Telik. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The Rights will be distributed as a non-taxable dividend and will expire on November 14, 2011. Each right entitles the holder to purchase one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of Telik at an exercise price of $90.00 per right. The rights will be exercisable only if a person or group becomes the beneficial owner of 20% or more of the outstanding Common Stock of Telik.

Telik’s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires 20% or more of Telik’s Common Stock. Additional details of the Rights Plan may be found as an exhibit to the Company’s report on Form 8-K to be filed with the Securities and Exchange Commission.

Telik, Inc. of South San Francisco, California, is a biopharmaceutical company working to discover, develop, and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced product development programs are for the treatment of cancer and diabetes.

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